Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

dated as of November 17, 2015

between

Huntington Ingalls Industries, Inc.,

and

The Bank of New York Mellon,
as Trustee

5.000% Senior Notes due 2021

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of November 17, 2015, between Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors parties thereto and the Trustee heretofore entered into the Indenture, dated as of December 2, 2014 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), relating to the Company’s 5.000% Senior Notes due 2021 (the “Notes”);
WHEREAS, Section 9.01(6) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without notice to or the consent of any Holder to confirm or evidence the release, termination or discharge of any Guaranty of the Notes when such release, termination or discharge is permitted by the Indenture;
WHEREAS, the subsidiaries of the Company identified on Schedule I hereto (the “Released Subsidiaries”) have had their Guaranty released in connection with the refinancing of the Credit Agreement and are no longer guarantors or obligors under the refinanced Credit Agreement;
WHEREAS, pursuant to Section 10.09 of the Indenture, the Company has requested the Trustee to execute this Supplemental Indenture to evidence the release of the Released Subsidiaries from their obligations under their respective Note Guarantees; and
WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that all conditions precedent relating to the release of the Released Subsidiaries from their obligations under their respective Note Guarantees have been complied with.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. The Trustee, pursuant to the provisions of Section 10.09 of the Indenture, hereby acknowledges, as evidenced by this Supplemental Indenture, that each of the Released Subsidiaries has been released from its obligations under its Note Guaranty.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Huntington Ingalls Industries, Inc., as Issuer
By:
	Name:	D.R. Wyatt
	Title:	Corporate Vice President and Treasurer

[Signature Page to Supplemental Indenture – Guaranty Release]

The Bank of New York Mellon, as Trustee
By:
	Name:	Laurence J. O‘Brien
	Title:	Vice President

[Signature Page to Supplemental Indenture – Guaranty Release]

Schedule I

Newport News Shipbuilding and Dry Dock Company

Ingalls Shipbuilding, Inc.

Avondale Engineering & Construction Company

UniversalPegasus Power Services, Inc.

Universal Destinations LLC

Quest Project Personnel, Inc.

Southwest Survey, Inc.

UPI (EG), LLC

Pegasus International Services, Inc.

Huntington Ingalls Industries International Shipbuilding, Inc.

Newport News Reactor Services, Inc.